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                                                                      EXHIBIT 99

                [COLORADO BUSINESS BANKSHARES, INC. LETTERHEAD]

            COLORADO BUSINESS BANKSHARES, INC. TO OFFER PROPERTY AND
                     CASUALTY INSURANCE BROKERAGE SERVICES

         DENVER - March 6, 2001 - Colorado Business Bankshares, Inc. (dba COBIZ INC.), the parent company for Colorado Business Banks, today announced it has acquired Denver-based Milek Insurance Services, Inc. The agency, which will be renamed COBIZ Insurance, Inc., provides commercial and personal property and casualty insurance brokerage as well as risk management consulting services to individuals and small and medium-sized businesses. Milek shareholders received 44,763 shares of COBIZ stock as consideration for the transaction which will be accounted for as a pooling of interests.

         "This acquisition will further expand the considerable family of financial services we're able to offer to our customers," said Steven Bangert, COBIZ INC. chairman and CEO. "We are very impressed with the entrepreneurial spirit of Milek's management team and their commitment to the same level of high-touch personal service that our customers expect."

         "We're pleased to become part of an exciting, growing customer-oriented company," said John Milek, president of COBIZ Insurance, Inc. "I am pleased to introduce our more than 1,300 customers to new financial products and unparalleled service through COBIZ INC and Colorado Business Banks."

         COBIZ INC. (www.cobizbank.com) is a diversified financial holding company with $633.1 million in assets. The company (Nasdaq: COBZ) owns Colorado Business Bank, N.A., a full-service, commercial banking institution which provides a broad range of sophisticated banking products and services, including credit, cash management, investment, deposit and trust products, to its targeted customer base of small and medium-sized businesses and professionals in Colorado. COBIZ also provides investment management services through CoBiz Private Asset Management and employee benefits consulting and brokerage services through its subsidiary CoBiz Connect, Inc.


o For Immediate Release March 6, 2001
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Page 2                                        Colorado Business Bankshares, Inc.

                                     -more-

     The discussion in this press release contains forward-looking statements. Although the Company believes that the expectations reflected in the forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company's operations, financial performance and other factors, as discussed in the Company's filings with the Securities and Exchange Commission. These risks include the impact of interest rates and other general economic conditions, loan and lease losses, risks related to the execution of the Company's growth strategy, the possible loss of key personnel, factors that could affect the Company's ability to compete in its market areas, changes in regulations and government policies and other factors discussed in the Company's filings with the Securities and Exchange Commission.

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